UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 15, 2005
Date of Report (Date of earliest event reported)

HEARST-ARGYLE TELEVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14776	74-2717523
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of Incorporation)

888 Seventh Avenue
New York, New York 10106
(Address of Principal Executive Offices) (Zip Code)

(212) 887-6800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 15, 2005, the Registrant entered into a five-year unsecured revolving credit facility (the “Credit Agreement”) with a syndicate of banks led by JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents and Harris Nesbitt and BNP Paribas as Co-Documentation Agents. The Credit Agreement provides for borrowings up to an aggregate principal amount of $250 million, with an option to increase borrowings under the facility to $500 million, and matures on April 15, 2010. Interest rates on borrowings under the facility will be based on prevailing interest rates as described in the Credit Agreement.

The Company’s previous credit facility (for which JPMorgan Chase also served as Administrative Agent) expired on April 12, 2004. The credit facility will be used for general corporate purposes. The Credit Agreement requires the maintenance of certain financial covenants, as described in the Credit Agreement.

At April 15, 2005, the Company had no borrowings outstanding under the Credit Agreement.

Some of the lenders under the Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, Frank A. Bennack, Jr., a member of the Company’s Board of Directors, was a director of J.P. Morgan Chase & Co. until July 1, 2004.

The description above is a summary and is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 to this report.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in “Item 1.01. Entry into a Material Definitive Agreement” of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARST-ARGYLE TELEVISION, INC.

By:	/s/ Jonathan C. Mintzer

Jonathan C. Mintzer
Vice President, Secretary and General
Counsel

Date: April 20, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.1
Five-Year Credit Agreement dated April 15, 2005, among the Registrant, the Lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A., and Wachovia Bank, National Association as Co-Syndication Agents, and Harris Nesbitt and BNP Paribas as Co-Documentation Agents.